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                                   EXHIBIT 8





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                     _______________________________, 1995



THE FOLLOWING OPINION IS INTENDED TO BE RENDERED UPON THE CLOSING OF THE TRANSACTION DESCRIBED THEREIN IN SUBSTANTIALLY THE FORM PRESENTED, ASSUMING NO CHANGES IN THE FACTS OR THE LAW UPON WHICH SUCH OPINION IS BASED, AND SUBJECT TO RECEIPT, REVIEW AND APPROVAL OF FINAL DOCUMENTS


Fifth Third Bancorp
38 Fountain Square Plaza
Cincinnati, Ohio  45263

Kentucky Enterprise Bancorp, Inc.
800 Monmouth Street
Newport, Kentucky  41071

Dear Sirs:

As counsel for Fifth Third Bancorp, we have been requested to render our opinion with respect to certain Federal income tax consequences of the merger of Kentucky Enterprise Bancorp, Inc. ("Kentucky Enterprise") with and into Fifth Third Bancorp ("Fifth Third") as more fully described in the Affiliation Agreement dated as of August 28, 1995, between Fifth Third and Kentucky Enterprise and the Agreement of Merger, as amended and restated, dated as of August 28, 1995, between Fifth Third and Kentucky Enterprise.

We have reviewed the terms of the proposed transaction as set forth in the Affiliation Agreement and the Plan and Agreement of Merger and have received representations from certain executive officers of Fifth Third and Kentucky Enterprise relating to various factual matters relevant to the opinions expressed herein. Our opinion is based on the Affiliation Agreement and the Agreement of Merger, the facts set forth in such representations and on our analysis of the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service Rulings, and judicial decisions interpreting the Code as in effect on the date hereof. We have not independently verified the factual matters set forth in the representations.

Based upon and subject to the foregoing, our opinion is as follows:

1. The merger of Kentucky Enterprise with and into Fifth Third will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code and, for purposes thereof, Fifth Third and Kentucky Enterprise will each qualify as a "party to a reorganization" within the meaning of Section 368(b) of the Code;

2. No gain or loss will be recognized by Kentucky Enterprise as a consequence of the merger;

3. No gain or loss will be recognized by Fifth Third on the receipt by Fifth Third of substantially all the assets of Kentucky Enterprise and the assumption by Fifth Third of Kentucky Enterprise's liabilities;

4. No gain or loss will be recognized by the shareholders of Kentucky Enterprise who receive solely Fifth Third Common Stock in exchange for shares of Kentucky Enterprise Common Stock pursuant to the Plan and Agreement of Merger (disregarding for this purpose any cash received for any fractional share interest in Fifth Third Common Stock to which they may be entitled);





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5.               The tax basis of Fifth Third Common Stock received by Kentucky
                 Enterprise shareholders in the merger will be, in each instance, the same as the federal income tax basis of the Kentucky Enterprise Common Stock surrendered in exchange therefor disregarding for this purpose any cash received in lieu of a fractional share interest and increased by the amount of cash received that was treated as a dividend (if any);

6. The holding period of Fifth Third Common Stock (including any fractional share) received by a Kentucky Enterprise shareholder will include, in each case, the period during which the Kentucky Enterprise Common Stock surrendered in exchange therefor was held, provided that the Kentucky Enterprise Common Stock was held as a capital asset by such shareholder on the date of the exchange; and

7. Holders of Kentucky Enterprise Common Stock who receive cash in lieu of fractional shares of Fifth Third Common Stock will be treated as having received such fractional share of Fifth Third Common Stock and then as having received such cash in redemption of such fractional share subject to the provisions of Section 302 of the Code.

We consent to the filing of the form of this opinion as an exhibit to the Registration Statement filed in connection with the merger.

                                        Very truly yours,

                                        DINSMORE & SHOHL


                                                   By:__________________________